UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2004
Commission file number  0-26559

CHINA MOBILITY SOLUTIONS, INC.
(Exact name of small business issuer as specified in its charter)

XIN NET CORP.
(Former name)
Florida (State or other jurisdiction of incorporation or organization)	330-751560 (I.R.S. Employer Identification No.)

900-789 West Pender Street, Vancouver, B.C. Canada V6C 1H2
(Address of principal executive offices)

(604) 632-9638
(Issuer's telephone number)

Item 2. Acquisition or Disposition of Assets

On June 30, 2004, China Mobility Solutions, Inc., formerly known as Xin Net Corp. (the "Corporation"), entered into a Share Exchange Agreement (the "2004 Share Exchange Agreement") with Windsor Education Academy Inc. ("Windsor"), Dawa Business Group Inc. ("Dawa") and 1041571 B.C. Ltd. ("1041571") whereby the Corporation exchanged 102 shares, or 51%, of the issued and outstanding common stock of Dawa to 1041571 in consideration for 98 shares, or 49%, of the issued and outstanding common stock of Windsor.

The Corporation first acquired the 102 shares of common stock of Dawa pursuant to a prior Share Exchange Agreement, dated July 3, 2003, (the "2003 Share Exchange Agreement") between the Corporation, Windsor, Dawa and 1041571 whereby the Corporation exchanged 98 shares, or 49%, of the issued and outstanding common stock of Windsor to 1041571 in consideration for 102 shares, or 51%, of the issued and outstanding common stock of Dawa. Prior to the 2003 Share Exchange Agreement, Windsor was a wholly owned subsidiary of the Corporation.

At the close of the 2004 Share Exchange Agreement, the Corporation became the beneficial owner of all of the issued and outstanding stock of Windsor and the Corporation ceased to own any of the common stock of Dawa. The board of directors of the Corporation determined that it is in the best interests of the Corporation to abandon the business of Dawa by disposing all of the issued and outstanding common stock of Dawa held by the Corporation in exchange for 98 shares, or 49%, of the issued and outstanding common stock of Windsor. The 2004 Share Exchange Agreement did not involve any cash consideration.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHINA MOBILITY SOLUTIONS, INC.
Formerly XIN NET CORP.

By: /s/ Xiao-Qing Du
Xiao-Qing Du, President and Director

Date: July 9, 2004